Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT AND OPTION AGREEMENT
THIS AMENDMENT, dated as of March 8, 2023 (this “Amendment”), to the Employment Agreement, dated October 1, 2021 (“Employment Agreement”), and the Option Agreement (2021) (Stock Option Grant Notice and Stock Option Agreement), with respect to the options granted November 8, 2021 (the “Option Agreement”), is made by and between Perimeter Solutions, SA, a public company limited by shares duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B 256.548 (the “Parent”), Perimeter Solutions LP, a Delaware limited partnership (the “Company”), and Edward Goldberg (the “Executive”).
RECITALS:
WHEREAS, the Executive is currently employed by the Company and is party to the Employment Agreement and Option Agreement;
WHEREAS, each party desires the Executive to continue to provide his services to and be employed by the Company following the date of this Amendment on the revised terms set forth herein; and
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
1.Amendment to Employment Agreement. Section 3 of the Employment Agreement is amended and restated in its entirety to read as follows:
a.Position and Duties. During the Term, the Executive shall serve as Vice Chairman of each of the Parent and the Company, with such responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer commensurate with such position, including but not limited to, in each case subject to oversight of Chief Executive Officer: (a) provide leadership of the Company’s relationship, and contracting process, with its key fire retardant customers; (b) provide leadership of the Company’s efforts to secure and grow its market position in current and new retardant markets; (c) serve as a representative of the Company in establishing and fostering relationships with key customers, governmental agencies, industry associations and trade groups and other constituencies that are important to the Company as identified in collaboration with the Chief Executive Officer; and (d) participate in capital allocation, capital market, merger, acquisition, divestiture, and similar activities particularly as they relate to fire safety. During the Term, the Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Chief Executive Officer, serve on corporate, industry, civic or charitable boards or committees (provided, that without such prior consent of the Chief Executive Officer, the Executive shall, subject to the limitations set forth below, be permitted to continue to serve as a member of the board of directors (or board of trustees) or as a committee member, as the case may be, The Clayton Chamber of Commerce), and (ii) manage his personal investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.
2.Amendment to Option Agreement.
a.The Executive and the Parent agree to amend the performance terms and conditions of the outstanding 5-Year Options granted under the Option Agreement so that 50% of such outstanding options eligible to vest in each of fiscal years 2023 through 2026 will remain subject to the existing performance terms and conditions, and the remaining 50% of such outstanding options eligible to vest in such fiscal years will be subject to performance terms and conditions related to the Executive’s position and duties as Vice Chairman. To effect this amendment, the table appearing at the beginning of Section 4 of Exhibit B to the Option Agreement is hereby amended and replaced with the following:

AOP Vesting Schedule for 5-Year Options

	Minimum Vesting (13.5% Growth)		Maximum Vesting (23.5% Growth)
Fiscal Year (A)	% of 5-Year Option Vesting (B)	YE Annual Operating Performance per Diluted Share (C)	% of 5-Year Option Vesting (D)	YE Annual Operating Performance per Diluted Share (E)
2022	5%	$11.35	20%	$12.35
2023	2.5%	$12.88	10%	$15.25
2024	2.5%	$14.62	10%	$18.84
2025	2.5%	$16.60	10%	$23.26
2026	2.5%	$18.84	10%	$28.73
Performance Assessment Vesting for 5-Year Options
In addition to the foregoing, for each of fiscal years 2023 through 2026, up to a maximum of 10% of the 5-Year Options shall be eligible to vest each year based the achievement of certain performance goals related to the Executive’s position and duties as Vice Chairman. The Committee will establish such performance goals and communicate them to the Executive and will assess achievement annually.
b.With respect to the portion of the outstanding 5-Year Options that remain subject vesting based on AOP, the Parent agrees that to the extent any such terms and conditions are amended for other executives of the Company generally, the Executive’s options will be amended in the same manner.
3.No Severance. The Parent, the Company and the Executive agree that this Amendment does not constitute a “termination” or grounds for “Good Reason” pursuant to the Employment Agreement, or otherwise constitute any trigger for the Parent’s or the Company’s payment of any severance payments or benefits to Executive pursuant to the Employment Agreement.
4. Acknowledgment. The Executive confirms that he has read this Amendment, understands the terms thereof and has had sufficient opportunity to obtain independent legal advice.
5. No Other Modification. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement or Option Agreement is amended or modified in any respect. The Employment Agreement and Option Agreement (together with the notice of grant related thereto), along with this Amendment, set forth the entire understanding between the Parties with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Parent and the Company.
6. Governing Law. This Amendment shall be governed, construed, interpreted and enforced in accordance with the substantive laws of Delaware.

7.Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The signatures to this Amendment need not all be on a single copy of this Amendment, and may be electronic signatures (e.g., DocuSign) or copies on portable document format (.pdf) rather than originals, and in each case shall be fully effective as though all signatures were originals on the same copy.
(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PERIMETER SOLUTIONS S.A.

By:	/s/ Haitham Khouri
Name:	Haitham Khouri
Title:	Director

By:	/s/ Vivek Raj
Name:	Vivek Raj
Title:	Director

PERIMETER SOLUTIONS LP

By:	/s/ Nori Yokozuka
Name:	Nori Yokozuka
Title:	General Counsel and Secretary

EXECUTIVE

By:	/s/ Edward Goldberg
Name:	Edward Goldberg